Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

YRC Worldwide Reports Third Quarter 2020 Results

Holding Company to Reinvigorate Heritage Yellow Brand

Leadership and Board of Directors Changes Announced

OVERLAND PARK, Kan., November 2, 2020 -- YRC Worldwide Inc. (NASDAQ: YRCW) reported results for the third quarter ended September 30, 2020. Operating revenue was $1.183 billion and operating income was $19.4 million. In comparison, operating revenue in the third quarter of 2019 was $1.257 billion and operating income was $23.8 million, which included a $1.0 million net loss on property disposals.

Net loss for third quarter 2020 was $2.0 million, or $0.04 per share, compared to net loss of $16.0 million, or $0.48 per share, in third quarter 2019.

“During the quarter we transitioned to managing our busines in a tighter capacity environment and setting the stage for 2021. Improving tonnage trends late in Q3 has allowed LTL pricing to firm up with less volatility expected moving forward” said Darren Hawkins, Chief Executive Officer.

“We ended the quarter with just over $450 million in liquidity with a reaffirmed focus on managing our operations through the changes we’ve seen over the past 6 months, which has put us in a position to invest back into our business as we move forward. At the beginning of the quarter we secured a commitment with the US Treasury, and in October we received the first $75 million of the $400 million in Tranche B funds. These funds are dedicated for investment in our fleet”, continued Hawkins.

Yellow Brand

The Company announced that in 2021 the holding company will move forward under the heritage Yellow brand. The Company anticipates its LTL brands Holland, New Penn, Reddaway and YRC Freight, as well as HNRY Logistics will continue operating under their current names.

“Following an in-depth study, Yellow is the right brand and it’s the right time to modernize our existing holding company brand in conjunction with our enterprise transformation. The YRC Worldwide Inc. name was selected over a decade ago when the strategy of the Company included pursuits outside of North America. Today we have one of the largest, most comprehensive LTL and logistics networks focused on serving North America and the Yellow brand, as the original LTL company, reflects a strong and proud history”, continued Hawkins.

Leadership and Board of Directors

The Company also announced today that Jamie Pierson has resigned as the Chief Financial Officer and from the Board of Directors. This departure does not reflect any disagreements about the Company’s past financial reports or disclosures.

“Jamie has been instrumental in several financial transactions at critical times that have helped preserve an essential part of the American supply chain and the livelihoods of 30,000 families. Most recently he helped facilitate the CARES Act loan process and secure the other amendments to our credit facilities. We thank Jamie for his dedicated service to YRCW”, continued Hawkins.

As a result of this change effective immediately, Dan Olivier has been appointed as interim CFO. He has 22 years with the Company, including 12 years as the Vice President of Finance at Holland. Most recently Mr. Olivier served as the Vice President, Financial Planning and Analysis at YRC Worldwide Inc.

“Dan’s knowledge of the Company and his extensive involvement with every aspect of our business will provide for a smooth transition during this interim period,” continued Hawkins.

The Company recently named Leah Dawson Executive Vice President and General Counsel. Previously she had served as YRC Worldwide Inc.’s Assistant General Counsel since 2012. In addition, Darrel Harris has joined the Company and will serve in the newly created position of Executive Vice President of Strategic Initiatives. He most recently served as CEO of Xpress Global Systems for the past four years and is a 25-year industry veteran with extensive LTL experience.

The Company also announced two additions to its Board of Directors, former New Mexico Governor Susana Martinez and Shaunna D. Jones. Governor Martinez is the first female Hispanic governor in United States history and the first female governor of New Mexico. Ms. Jones has a legal background focused on transformation and strategic initiatives and currently serves as the U.S. Director of Diversity & Inclusion at Cleary Gottlieb Steen & Hamilton LLP.

“As we move forward with our work to operate as one company, Governor Martinez and Ms. Jones’s backgrounds will enhance our ability to grow while building our workforce with leaders that bring to us new perspectives and experiences”, concluded Hawkins.

Third Quarter 2020 Financial Update

•Revenue decreased by $73.4 million to $1.183 billion compared to revenue of $1.257 billion in third quarter of 2019.

•Net loss decreased by $14.0 million to $2.0 million compared to a net loss of $16.0 million in third quarter of 2019.

•

On a non-GAAP basis, the Company generated consolidated Adjusted EBITDA of $62.0 million in the third quarter of 2020, a $3.9 million decrease compared to $65.9 million in the prior year comparable quarter (as detailed in the reconciliation below). Last twelve months (LTM) consolidated Adjusted EBITDA was $179.8 million compared to $240.8 million in 2019 (as detailed in the reconciliation below).

Third Quarter 2020 Operational Update

•

LTL revenue per hundredweight including fuel surcharge decreased 4.0%; however, LTL weight per shipment increased 2.2% resulting in an LTL revenue per shipment decrease of 1.9% when compared to the same period in 2019.  Excluding fuel surcharge, LTL revenue per hundredweight was down 1.4% and LTL revenue per shipment was up 0.8%.

•	LTL tonnage per day decreased 4.1% when compared to 3Q19. LTL tonnage per day improved 6.2% in September as compared to August.

•The consolidated operating ratio for the quarter was 98.4 compared to 98.1 in 3Q19.

Liquidity Update (as of September 30, 2020)

•

The Company’s available liquidity as calculated under our credit agreement, which was comprised of cash and cash equivalents and Managed Accessibility (as detailed in the supplemental information provided below) under its ABL facility, was $453.7 million as of September 30, 2020.

•	The Company’s outstanding debt was $1.156 billion, an increase of $249.3 million compared to $906.3 million as of September 30, 2019.

•	For the nine months ended September 30, 2020, cash provided by operating activities was $108.5 million compared to $13.4 million for the nine months ended September 30, 2019.

Key Information – Third quarter 2020 compared to Third quarter 2019

YRC Worldwide	2020	2019	Percent Change(a)
Workdays	64.0	63.0
Operating revenue (in millions)	$1,183.4	$1,256.8	(5.8)%
Operating income (in millions)	$19.4	$23.8	18.5%
Operating ratio	98.4	98.1	(0.3 pp)
LTL tonnage per day (in thousands)	40.38	42.11	(4.1)%
LTL shipments per day (in thousands)	70.00	74.64	(6.2)%
LTL picked up revenue per hundredweight incl FSC	$20.82	$21.70	(4.0)%
LTL picked up revenue per hundredweight excl FSC	$18.90	$19.16	(1.4)%
LTL picked up revenue per shipment incl FSC	$240	$245	(1.9)%
LTL picked up revenue per shipment excl FSC	$218	$216	0.8%
LTL weight/shipment (in pounds)	1,154	1,128	2.2%
Total tonnage per day (in thousands)	51.49	52.81	(2.5)%
Total shipments per day (in thousands)	72.02	76.34	(5.7)%
Total picked up revenue per hundredweight incl FSC	$17.89	$18.75	(4.6)%
Total picked up revenue per hundredweight excl FSC	$16.29	$16.61	(1.9)%
Total picked up revenue per shipment incl FSC	$256	$259	(1.4)%
Total picked up revenue per shipment excl FSC	$233	$230	1.3%
Total weight/shipment (in pounds)	1,430	1,383	3.3%

(a)	Percent change based on unrounded figures and not the rounded figures presented

Review of Financial Results

YRC Worldwide Inc. will host a conference call with the investment community today, Monday November 2, 2020, beginning at 5:00 p.m. ET.

A live audio webcast of the conference call and presentation slides will be available on YRC Worldwide Inc.’s website www.yrcw.com. A replay of the webcast will also be available at www.yrcw.com.

Non-GAAP Financial Measures

EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense. Adjusted EBITDA is a non-GAAP measure that reflects EBITDA, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid). Adjusted EBITDA as used herein is defined as Consolidated EBITDA in our UST Credit Agreements and New Term Loan Agreement (collectively, the “TL Agreements”). EBITDA and Adjusted EBITDA are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in our TL Agreements and to determine certain management and employee bonus compensation. We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results, particularly in light of our leverage position and the capital-intensive nature of our business. Further,

EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the company is tracking against our financial covenants in our TL Agreements.

EBITDA and Adjusted EBITDA have the following limitations:

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt;
•

Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt, letter of credit expenses, restructuring charges, transaction costs related to debt, non-cash charges, charges or losses (subject to the conditions above), or nonrecurring consulting fees, among other items;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•

Equity-based compensation is an element of our long-term incentive compensation program for certain employees, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting our ongoing operating performance for a particular period; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, our non-GAAP measures should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP measures as secondary measures. The company has provided reconciliations of its non-GAAP measures to GAAP net income (loss) and operating income (loss) within the supplemental financial information in this release.

*    *    *    *    *

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “would,” “should,” “may,” “project,” “forecast,” “look forward,”  “propose,” “plan,” “designed,” “enable,” and similar expressions which speak only as of the date the statement was made are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) general economic factors and transportation industry-specific economic conditions, including the impact of COVID-19; our ability to generate sufficient liquidity to satisfy our cash needs and future cash commitments, including (without limitation) the impact of COVID-19 on our results of operations, financial condition and cash flows; our obligations related to our indebtedness and lease and pension funding requirements, and our ability to achieve increased cash flows through improvement in operations; our failure to comply with the covenants in the documents governing our existing and future indebtedness; customer demand in the retail and manufacturing sectors; business risks and increasing costs associated with the transportation industry, including increasing equipment, operational and technology costs and disruption from natural disasters; competition and competitive pressure on pricing; the risk of labor disruptions or stoppages, if our relationship with our employees and unions were to deteriorate; increasing pension expense and funding obligations, subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations, including (without limitation) labor laws and laws and regulations regarding the environment; impediments to our operations and business resulting from anti-terrorism measures; the impact of claims and litigation expense to which we are or may become exposed; failure to realize the expected benefits and costs savings from our performance and operational improvement initiatives; our ability to attract and retain qualified drivers and increasing costs of driver compensation; a significant privacy breach or IT system disruption; risks of operating in foreign countries; our dependence on key employees; seasonality; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; limitations on our operations, our financing opportunities, potential strategic transactions, acquisitions or dispositions resulting from restrictive covenants in the documents governing our existing and future indebtedness; fluctuations in the price of our common stock; dilution from future issuances of our common stock; our intention not to pay dividends on our common stock; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

*    *    *    *    *

About YRC Worldwide

YRC Worldwide Inc. has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through our teams of experienced service professionals, YRC Worldwide offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. YRC Worldwide, headquartered in Overland Park, Kan., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company HNRY Logistics.

Please visit our website at www.yrcw.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@yrcw.com

Media Contact:    Mike Kelley

913-696-6121

mike.kelley@yrcw.com

SOURCE: YRC Worldwide

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(Amounts in millions except share and per share data)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$434.1	$109.2
Restricted amounts held in escrow	4.4	—
Accounts receivable, net	541.3	464.4
Prepaid expenses and other	53.3	44.6
Total current assets	1,033.1	618.2
PROPERTY AND EQUIPMENT:
Cost	2,709.8	2,761.6
Less—accumulated depreciation	(2,012.0)	(1,991.3)
Net property and equipment	697.8	770.3
Deferred income taxes, net	0.5	0.6
Operating lease right-of-use assets	299.4	386.0
Other assets	77.5	56.5
Total assets	$2,108.3	$1,831.6
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$196.9	$163.7
Wages, vacations, and employee benefits	234.3	195.9
Current operating lease liabilities	115.9	120.8
Claims and insurance accruals	110.8	120.4
Other accrued taxes	28.0	25.8
Other current and accrued liabilities	21.6	21.3
Current maturities of long-term debt	4.0	4.1
Total current liabilities	711.5	652.0
OTHER LIABILITIES:
Long-term debt, less current portion	1,099.2	858.1
Pension and postretirement	104.2	236.5
Operating lease liabilities	196.2	246.3
Claims and other liabilities	320.3	279.9
Commitments and contingencies	—	—
SHAREHOLDERS’ DEFICIT:
Preferred stock, $1 par value per share	—	—
Common stock, $0.01 par value per share	0.5	0.3
Capital surplus	2,383.1	2,332.9
Accumulated deficit	(2,347.2)	(2,312.4)
Accumulated other comprehensive loss	(266.8)	(369.3)
Treasury stock, at cost (410 shares)	(92.7)	(92.7)
Total shareholders’ deficit	(323.1)	(441.2)
Total liabilities and shareholders’ deficit	$2,108.3	$1,831.6

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

YRC Worldwide Inc. and Subsidiaries

For the Three and Nine Months Ended September 30

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	Three Months		Nine Months
	2020	2019	2020	2019
OPERATING REVENUE	$1,183.4	$1,256.8	$3,349.2	$3,711.7
OPERATING EXPENSES:
Salaries, wages and employee benefits	720.6	756.2	2,088.7	2,256.7
Fuel, operating expenses and supplies	175.4	218.9	546.1	683.1
Purchased transportation	177.1	160.7	439.3	465.0
Depreciation and amortization	32.5	37.2	102.4	115.7
Other operating expenses	58.4	59.0	175.2	180.2
(Gains) Losses on property disposals, net	—	1.0	(45.3)	(3.6)
Impairment charges	—	—	—	8.2
Total operating expenses	1,164.0	1,233.0	3,306.4	3,705.3
OPERATING INCOME	19.4	23.8	42.8	6.4
NONOPERATING EXPENSES:
Interest expense	33.4	27.9	101.9	83.1
Loss on extinguishment of debt	—	11.2	—	11.2
Non-union pension and postretirement benefits	(1.1)	2.0	(4.3)	2.8
Other, net	—	(0.8)	(1.2)	(0.9)
Nonoperating expenses, net	32.3	40.3	96.4	96.2
LOSS BEFORE INCOME TAXES	(12.9)	(16.5)	(53.6)	(89.8)
INCOME TAX BENEFIT	(10.9)	(0.5)	(18.8)	(1.1)
NET LOSS	(2.0)	(16.0)	(34.8)	(88.7)
OTHER COMPREHENSIVE INCOME, NET OF TAX	98.0	3.6	102.5	9.1
COMPREHENSIVE INCOME (LOSS)	$96.0	$(12.4)	$67.7	$(79.6)
AVERAGE COMMON SHARES OUTSTANDING—BASIC	48,672	33,259	38,864	33,098
AVERAGE COMMON SHARES OUTSTANDING—DILUTED	48,672	33,259	38,864	33,098
LOSS PER SHARE—BASIC	$(0.04)	$(0.48)	$(0.90)	$(2.68)
LOSS PER SHARE—DILUTED	$(0.04)	$(0.48)	$(0.90)	$(2.68)
OPERATING RATIO(a):	98.4%	98.1%	98.7%	99.8%

(a)

Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the Nine Months Ended September 30

(Amounts in millions)

(Unaudited)

	2020	2019
OPERATING ACTIVITIES:
Net loss	$(34.8)	$(88.7)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	102.4	115.7
Lease amortization and accretion expense	122.7	124.7
Lease payments	(94.6)	(113.4)
Paid-in-kind interest	40.5	—
Equity-based compensation and employee benefits expense	14.4	14.4
Non-union pension settlement charge	1.9	1.7
Gains on property disposals, net	(45.3)	(3.6)
Loss on extinguishment of debt	—	11.2
Impairment charges	—	8.2
Deferred income tax benefit, net	(11.1)	(2.3)
Other non-cash items, net	11.6	4.1
Changes in assets and liabilities, net:
Accounts receivable	(76.9)	(42.8)
Accounts payable	24.8	(3.1)
Other operating assets	(9.3)	0.6
Other operating liabilities	62.2	(13.3)
Net cash provided by operating activities	108.5	13.4
INVESTING ACTIVITIES:
Acquisition of property and equipment	(41.4)	(111.5)
Proceeds from disposal of property and equipment	55.3	9.9
Net cash provided by (used in) investing activities	13.9	(101.6)
FINANCING ACTIVITIES:
Issuance of long-term debt, net	245.0	570.0
Repayment of long-term debt	(29.1)	(576.2)
Debt issuance costs	(8.4)	(11)
Payments for tax withheld on equity-based compensation	(0.6)	(0.8)
Net cash provided by (used in) financing activities	206.9	(18.1)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW	329.3	(106.3)
CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW, BEGINNING OF PERIOD	109.2	227.6
CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW, END OF PERIOD	$438.5	$121.3
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$(47.2)	$(77.8)
Income tax payment, net	(0.7)	(2.6)

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

SUPPLEMENTAL INFORMATION: Total Debt

As of September 30, 2020	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
New Term Loan	$613.5	$(22.5)	$—	$(10.0)	$581.0
ABL Facility	—	—	—	—	—
Tranche A UST Credit Agreement	246.7	—	(15.4)	(4.1)	227.2
Tranche B UST Credit Agreement	—	—	—	—	—
Secured Second A&R CDA	24.1	—	—	(0.1)	24.0
Unsecured Second A&R CDA	45.2	—	—	(0.1)	45.1
Lease financing obligations	226.1	—	—	(0.2)	225.9
Total debt	$1,155.6	$(22.5)	$(15.4)	$(14.5)	$1,103.2

As of December 31, 2019	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
New Term Loan	$600.0	$(28.1)	$—	$(12.0)	$559.9
ABL Facility	—	—	—	—	—
Secured Second A&R CDA	26.0	—	—	(0.1)	25.9
Unsecured Second A&R CDA	45.2	—	—	(0.1)	45.1
Lease financing obligations	231.6	—	—	(0.3)	231.3
Total debt	$902.8	$(28.1)	$—	$(12.5)	$862.2

SUPPLEMENTAL INFORMATION: Liquidity

	September 30, 2020	December 31, 2019
Cash and cash equivalents	$434.1	$109.2
Changes to restricted cash	—	(29.0)
Managed Accessibility (a)	19.6	0.2
Total Cash and cash equivalents and Managed Accessibility	$453.7	$80.4

(a)

Managed Accessibility represents the maximum amount we would access on the ABL Facility and is adjusted for eligible receivables plus eligible borrowing base cash measured for the applicable period. Based on the eligible receivable’s management uses to measure availability, which is 10% of the borrowing line, the credit agreement governing the ABL Facility permits adjustments from eligible borrowing base cash to restricted cash prior to the compliance measurement date which is 15 days from the period close.

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three and Nine Months Ended September 30

(Amounts in millions)

(Unaudited)

	Three Months		Nine Months
	2020	2019	2020	2019
Reconciliation of net loss to Adjusted EBITDA(a):
Net loss	$(2.0)	$(16.0)	$(34.8)	$(88.7)
Interest expense, net	33.4	27.7	101.8	82.0
Income tax benefit	(10.9)	(0.5)	(18.8)	(1.1)
Depreciation and amortization	32.5	37.2	102.4	115.7
EBITDA	53.0	48.4	150.6	107.9
Adjustments for New Term Loan Agreement:
(Gains) losses on property disposals, net	—	1.0	(45.3)	(3.6)
Non-cash reserve changes(b)	—	(2.0)	3.0	14.0
Impairment charges	—	—	—	8.2
Letter of credit expense	2.0	1.6	5.2	4.8
Permitted dispositions and other	0.3	0.1	0.5	(1.0)
Equity-based compensation expense	1.1	1.8	4.3	5.2
Loss on extinguishment of debt	-	11.2	—	11.2
Non-union pension settlement charge	1.9	1.7	1.9	1.7
Other, net	1.0	0.2	1.5	2.3
Expense amounts subject to 10% threshold(c):
COVID-19	—	—	3.9	—
Other, net	3.1	1.3	8.8	14.1
Adjusted EBITDA prior to 10% threshold	62.4	65.3	134.4	164.8
Adjustments pursuant to TTM calculation(c)	(0.4)	0.6	(0.4)	(1.5)
Adjusted EBITDA	$62.0	$65.9	$134.0	$163.3

(a)	Certain reclassifications have been made to prior year to conform to current year presentation.
(b)	Non-cash reserve changes reflect the net non-cash reserve charge for union and non-union vacation, with such non-cash reserve adjustment to be reduced by cash charges in a future period when paid.
(c)

Pursuant to the New Term Loan Agreement, Adjusted EBITDA limits certain adjustments in aggregate to 10% of the trailing-twelve-month (“TTM”) consolidated Adjusted EBITDA, prior to the inclusion of amounts subject to the 10% threshold, for each period ending. Such adjustments include, but are not limited to, restructuring charges, integration costs, severance, and non-recurring charges. The limitation calculation is updated quarterly based on TTM Adjusted EBITDA, however, the sum of the quarters may not necessarily equal TTM Adjusted EBITDA due to the expiration of adjustments from prior periods.

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Trailing Twelve Months Ended September 30

(Amounts in millions)

(Unaudited)

	2020	2019
Reconciliation of net loss to Adjusted EBITDA(a):
Net loss	$(50.1)	$(71.2)
Interest expense, net	129.7	109.3
Income tax expense (benefit)	(22.0)	7.8
Depreciation and amortization	139.1	153.2
EBITDA	196.7	199.1
Adjustments for Term Loan Agreement:
Gains on property disposals, net	(55.4)	(31.7)
Non-cash reserve changes(b)	5.1	14.0
Impairment charges	—	8.2
Letter of credit expense	6.9	6.4
Permitted dispositions and other	0.6	(1.0)
Equity-based compensation expense	5.4	6.0
Loss on extinguishment of debt	—	11.2
Non-union pension settlement charge	2.0	5.4
Other, net	2.1	1.2
Expense amounts subject to 10% threshold(c):
COVID-19	3.9	—
Other, net	12.9	23.5
Adjusted EBITDA prior to 10% threshold	180.2	242.3
Adjustments pursuant to TTM calculation(c)	(0.4)	(1.5)
Adjusted EBITDA	$179.8	$240.8

For explanations of footnotes (a), (b) and (c), please refer to previous page.

YRC Worldwide Inc.

Statistics

Quarterly Comparison

	3Q20	3Q19	2Q20	Y/Y % (a)	Sequential % (a)
Workdays	64.0	63.0	63.0
LTL picked up revenue (in millions)	$1,076.1	$1,151.2	$929.8	(6.5)	15.7
LTL tonnage (in thousands)	2,584	2,653	2,283	(2.6)	13.2
LTL tonnage per day (in thousands)	40.38	42.11	36.24	(4.1)	11.4
LTL shipments (in thousands)	4,480	4,703	4,003	(4.7)	11.9
LTL shipments per day (in thousands)	70.00	74.64	63.53	(6.2)	10.2
LTL picked up revenue/cwt.	$20.82	$21.70	$20.36	(4.0)	2.3
LTL picked up revenue/cwt. (excl. FSC)	$18.90	$19.16	$18.48	(1.4)	2.2
LTL picked up revenue/shipment	$240	$245	$232	(1.9)	3.4
LTL picked up revenue/shipment (excl. FSC)	$218	$216	$211	0.8	3.4
LTL weight/shipment (in pounds)	1,154	1,128	1,141	2.2	1.1
Total picked up revenue (in millions)(b)	$1,179.1	$1,247.7	$1,018.4	(5.5)	15.8
Total tonnage (in thousands)	3,295	3,327	2,926	(1.0)	12.6
Total tonnage per day (in thousands)	51.49	52.81	46.44	(2.5)	10.9
Total shipments (in thousands)	4,609	4,810	4,122	(4.2)	11.8
Total shipments per day (in thousands)	72.02	76.34	65.44	(5.7)	10.1
Total revenue/cwt.	$17.89	$18.75	$17.40	(4.6)	2.8
Total revenue/cwt. (excl. FSC)	$16.29	$16.61	$15.85	(1.9)	2.7
Total revenue/shipment	$256	$259	$247	(1.4)	3.6
Total revenue/shipment (excl. FSC)	$233	$230	$225	1.3	3.5
Total weight/shipment (in pounds)	1,430	1,383	1,419	3.3	0.7
(b)Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$1,183.4	$1,256.8	$1,015.4
Change in revenue deferral and other	(4.3)	(9.1)	3.0
Total picked up revenue	$1,179.1	$1,247.7	$1,018.4

(a)	Percent change based on unrounded figures and not the rounded figures presented.
(b)	Does not equal financial statement revenue due to revenue adjustments for shipments in transit and the impact of other revenue.

YRC Worldwide Inc.

Statistics

YTD Comparison

	2020	2019	Y/Y % (a)
Workdays	192.5	189.5
LTL picked up revenue (in millions)	$3,055.5	$3,404.7	(10.3)
LTL tonnage (in thousands)	7,412	7,879	(5.9)
LTL tonnage per day (in thousands)	38.50	41.58	(7.4)
LTL shipments (in thousands)	12,806	13,962	(8.3)
LTL shipments per day (in thousands)	66.52	73.68	(9.7)
LTL picked up revenue/cwt.	$20.61	$21.61	(4.6)
LTL picked up revenue/cwt. (excl. FSC)	$18.55	$19.05	(2.6)
LTL picked up revenue/shipment	$239	$244	(2.2)
LTL picked up revenue/shipment (excl. FSC)	$215	$215	(0.1)
LTL weight/shipment (in pounds)	1,158	1,129	2.6
Total picked up revenue (in millions)(b)	$3,338.9	$3,688.1	(9.5)
Total tonnage (in thousands)	9,454	9,857	(4.1)
Total tonnage per day (in thousands)	49.11	52.01	(5.6)
Total shipments (in thousands)	13,158	14,270	(7.8)
Total shipments per day (in thousands)	68.35	75.30	(9.2)
Total picked up revenue/cwt.	$17.66	$18.71	(5.6)
Total picked up revenue/cwt. (excl. FSC)	$15.95	$16.55	(3.6)
Total picked up revenue/shipment	$254	$258	(1.8)
Total picked up revenue/shipment (excl. FSC)	$229	$229	0.3
Total weight/shipment (in pounds)	1,437	1,381	4.0
(b)Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$3,349.2	$3,711.7
Change in revenue deferral and other	(10.3)	(23.6)
Total picked up revenue	$3,338.9	$3,688.1

(a)	Percent change based on unrounded figures and not the rounded figures presented.
(b)	Does not equal financial statement revenue due to revenue adjustments for shipments in transit and the impact of other revenue.